Exhibit 99

January 13, 2014

The Lenders party to the Term Credit Agreement referred to below
    c/o Citibank, N.A., as Administrative Agent
390 Greenwich Street
New York, New York 10013
Attention: Carl S. Cho
Facsimile: (866) 492-5916

RE:         Credit Agreement, dated as of July 24, 2007, as amended (the “Term Credit Agreement”), among The ServiceMaster Company (the “Company”), the Lenders party thereto, Citibank, N.A., as administrative agent (the “Administrative Agent”), collateral agent and LC facility issuing bank, and the other parties thereto.

Ladies and Gentlemen:

As you know, ServiceMaster Global Holdings, Inc., our indirect parent corporation, is planning a transaction to spin off the assets and certain liabilities of the business that comprises the lawn, tree and shrub care services conducted primarily under the TruGreen brand name, through a tax-free, pro rata dividend to its stockholders.  That transaction had a target effective date of December 31st, and has been temporarily delayed.

On January 8th, we filed a presentation with the SEC.  It can be accessed here:  http://www.sec.gov/Archives/edgar/data/1052045/000110465914001027/0001104659-14-001027-index.htm  The presentation provides additional information concerning the transaction and the TruGreen business, including the process the Board of Directors went through in valuing the TruGreen business and evaluating and approving the transaction.  As the Board concluded, and as reflected in the presentation and our prior public disclosures, the company believes the transaction is in its best interests and the interests of all of its constituencies.

The presentation also highlights that a principal business goal of the transaction is to clear a key obstacle to taking ServiceMaster Global Holdings public in an initial public offering of its common stock (the “IPO”).  As we have previously announced, we intend to use the net proceeds of the IPO to repay debt.  We would like to assure you that we are committed to doing so promptly after the IPO is completed and we receive its net proceeds, after paying related fees and expenses, and that only primary shares will be sold in the IPO.

The information provided in this letter will be made publicly available concurrently with the posting of this letter by the Administrative Agent to the Lenders.  We expect to proceed with the closing on or before January 15th.

We value our relationship with our Lenders, and would like to thank you for your support.

Very truly yours,

THE SERVICEMASTER COMPANY